American Safety Insurance Holdings, Ltd.Announces
Filing of Registration Statement forPublic
Offering of Common Stock

HAMILTON, Bermuda—(BUSINESS WIRE)—April 26, 2006

American Safety Insurance Holdings, Ltd. (NYSE: ASI) today announced that it has filed a registration statement with the Securities and Exchange Commission and expects to offer 4,953,087 shares in a fully underwritten public offering. Of this amount, 4,013,761 shares will be sold by American Safety Insurance Holdings, Ltd., which is expected to generate $65.5 million, net of expenses, for the Company, and 939,326 shares will be offered by selling shareholders. The selling shareholders expect to grant the underwriters the option to purchase up to 742,963 additional shares of common stock to cover over allotments, if any. The majority of the selling shareholders are founders of American Safety Insurance Holdings, Ltd. who are no longer affiliated with ASI. American Safety Insurance Holdings, Ltd. intends to use the proceeds of the offering to implement its business and growth strategy by increasing the capital and surplus base of its insurance subsidiaries and use the balance of the net proceeds for general corporate purposes, including potential acquisitions.

American Safety Insurance Holdings, Ltd. offers customized insurance products and solutions to small and medium sized businesses in industries that it believes are underserved by the standard insurance market. ASI provides excess and surplus lines and alternative risk transfer products through its U.S. program administrator, American Safety Insurance Services, Inc., its insurance company subsidiaries, American Safety Casualty Insurance Company and American Safety Indemnity Company, and its non-subsidiary affiliate, American Safety Risk Retention Group, Inc. ASI specializes in underwriting these products for insureds with environmental risks and construction risks as well as in developing programs for other specialty classes of risk. ASI is rated “A” Excellent VIII by A.M. Best.

The lead underwriter and sole book-running manager for the offering is Keefe, Bruyette & Woods, Inc. The co-managers for the offering are Raymond James & Associates, Inc. and BB&T Capital Markets, a division of Scott & Stringfellow, Inc.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Copies of the preliminary prospectus relating to the offering, when available, may be obtained by contacting the Syndicate Department of Keefe, Bruyette & Woods, Inc., 787 Seventh Avenue, 4th Floor, New York, NY 10019, or by telephone at 212-887-8968.

Forward-Looking Statement: American Safety Insurance Holdings, Ltd.‘s plans with respect to the offering are forward-looking statements within the meaning of the United States’ securities laws. While American Safety Insurance Holdings, Ltd. believes any forward-looking statements it has made are reasonable, such statements are subject to risks and uncertainties and actual results could differ materially. These risks and uncertainties include, but are not limited to, the factors discussed in the reports filed by American Safety Insurance Holdings, Ltd. from time to time with the Securities and Exchange Commission. American Safety Insurance Holdings, Ltd. does not undertake, and expressly disclaims any obligation, to update or alter its forward-looking statements whether as a result of new information, future events or otherwise, except as required by law. For a list of risk factors that relate to American Safety Insurance Holdings, Ltd., please see our Annual Report on Form 10-K for the year ended December 31, 2005.

Contacts:
American Safety Insurance Services, Inc.                      Cameron Associates
Stephen Crim or William Tepe                                  Kevin McGrath
(770) 916-1908                                                (212) 245-4577